United States securities and exchange commission logo





                     January 25, 2021

       Steven Fivel
       General Counsel and Secretary
       Taubman Centers, Inc.
       c/o Simon Property Group, Inc.
       225 West Washington St.
       Indianapolis, IN 46204

                                                        Re: Taubman Centers,
Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 25,
2020
                                                            File No. 001-11530

       Dear Mr. Fivel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction